World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Chief Accounting Officer 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Thursday, May 3, 2007

EGL Receives Offer from Apollo Affiliate CEVA for $43 per share

HOUSTON, May 3, 2007 -- EGL, Inc. (Nasdaq: EAGL) ("EGL" or the "Company"), announced today that the Special Committee of its Board of Directors has received a definitive proposal, dated May 2, 2007, from CEVA Group Plc, a public company limited by shares incorporated in England and Wales that is owned by affiliates of Apollo Management, L.P. (the "Apollo group"), to acquire EGL in a merger transaction in which the holders of EGL common stock would receive $43.00 per share in cash.  The definitive proposal includes financing commitments.

As previously announced, EGL has a definitive merger agreement under which James R. Crane, EGL's largest shareholder, Chief Executive Officer and Chairman of the Board, together with investment funds affiliated with Centerbridge Partners, L.P. and The Woodbridge Company Limited (the "Crane group"), will acquire the Company in a transaction in which EGL's shareholders will receive $38.00 per share in cash.

The Special Committee will, in accordance with its fiduciary duties, and subject to and in accordance with the terms of the current merger agreement, promptly consider the proposal from the Apollo group.  At this time, the current merger agreement with the Crane group remains in effect, and the Special Committee has not yet reached any determination as to the proposal.

The current agreement with the Crane group may be terminated under certain circumstances, including if the EGL Board or Special Committee has determined in good faith that it has received a superior proposal and otherwise complies with certain terms of the agreement.

The Special Committee cautions that there can be no assurance that the Apollo group's proposal will be determined to be a superior proposal, that any agreement will be executed or that this proposed transaction will be approved or consummated.

Important Additional Information Regarding the Merger with the Crane Group will be Filed with the SEC:

In connection with the proposed merger with the Crane group (the “Crane Merger”), the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CRANE MERGER AND THE PARTIES TO THE

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CRANE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone (281) 618-3100, or from the Company's website, www.eaglegl.com.

The Company and its directors, executive officers and other members of its management and employees (including, without limitation, Mr. Crane) may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the Crane Merger. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the Company’s Form 10-K/A filed on April 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Crane Merger, which may be different than those of the Company's shareholders generally, by reading the proxy statement and other relevant documents regarding the Crane Merger, which will be filed with the SEC.

CAUTIONARY STATEMENTS

The statements included in this news release regarding any transaction with the Apollo group or the Crane group, including the timing thereof, the likelihood that either such transaction could be consummated, any future actions by the Apollo group or the Crane group and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, availability and terms of acquisition financing, approval of the Apollo group’s proposal by the special committee and board, ability of Apollo and the Company to agree to definitive documents, the Company’s ability to satisfy certain terms of the Crane group merger agreement (including certain determinations by the special committee and the board), satisfaction of closing conditions, actions by the Apollo group and Crane group and other factors detailed in risk factors and elsewhere in the Company's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.